Exhibit 99.1

Contacts: Shaun A. Burke (CEO) or Carter M. Peters (CFO), 1-833-875-2492	NASDAQ:GFED

Guaranty Federal Bancshares, Inc. ANNOUNCES

Preliminary SECOND Quarter 2019 financial Results

Springfield, MO - July 18, 2019

CEO Comments

“As we recently celebrated the one-year anniversary of integrating Hometown Bank, the merits of the acquisition are evident in our financial performance in several key areas. Deposit growth, asset quality and a strong equity position highlight our balance sheet. A more robust footprint in our markets along with efficiencies gained from the acquisition have led to a steady increase in earnings and earnings per share. Liquidity and earnings ratios both improved during the quarter despite continued competitive and interest rate pressures. Even with these many positive results, our share price is not fully reflecting what we feel is its intrinsic value. As such, we began repurchasing our shares during the second quarter under an existing stock repurchase plan. We enter the second half of 2019 in a strong position to grow by focusing on being a trusted business partner to our valued customers while continuing to return value to our shareholders.”

- Shaun A. Burke, President and Chief Executive Officer

2019 Second Quarter Highlights

●

In a Form 8-K previously filed on July 5, 2019, the Company announced that $6.1 million of Hometown Bancshares subordinated debentures (assumed with the prior year merger) will be fully redeemed during the third quarter of 2019. This will reduce annual interest expense by approximately $200,000.

●	The Company declared its 21st consecutive quarterly dividend on June 28, 2019.
●	The Company resumed repurchases of its common stock under an existing repurchase plan. During the quarter, the Company repurchased 13,608 shares at an average price of $22.99.

Financial Condition – June 30, 2019 versus December 31, 2018

●	Total assets increased $12.3 million (1%) to $977.4 million.
●	Total cash and investments increased $27.7 million (23%).
●	Total gross loans decreased $27.0 million (3%).
●	Total deposits increased $52.9 million (7%).
●	Loan to deposit ratio changed from 105% to 95%.
●	Stockholders’ equity increased by $3.3 million (4%).
●	Nonperforming assets decreased by $1.7 million (12%).

Results of Operations – Second quarter ended June 30, 2019 versus the same quarter in 2018

●	Return on Average Assets improved to 1.00% from (0.14%).
●	Return on Average Equity improved to 11.62% from (1.48%).
●	Efficiency ratio improved to 69.77% from 102.99%.
●	Net interest margin decreased five basis points to 3.49%.
●

Net income (loss) available to common shareholders for the quarter was $2,429,000 as compared to ($343,000) in the second quarter of 2018 for a change of $2,772,000 (808%). Diluted earnings (loss) per common share was $0.54 for the quarter as compared to ($0.08) during the second quarter of 2018.

Select Quarterly Financial Data

Below are selected financial results for the Company’s second quarter of 2019, compared to the first quarter of 2019 and the second quarter of 2018.

	Quarter ended
	June 30, 2019	March 31, 2019	June 30, 2018
	(Dollar amounts in thousands, except per share data)
Net income (loss) available to common shareholders	$2,429	$2,120	$(343)

Diluted income (loss) per common share	$0.54	$0.47	$(0.08)
Common shares outstanding	4,442,216	4,454,388	4,406,432
Average common shares outstanding , diluted	4,503,964	4,498,962	4,471,893

Annualized return on average assets	1.00%	0.90%	-0.14%
Annualized return on average common equity	11.62%	10.47%	-1.48%
Net interest margin	3.49%	3.50%	3.54%
Efficiency ratio	69.77%	73.28%	102.99%

Common equity to assets ratio	8.57%	8.42%	7.83%
Tangible common equity to tangible assets	8.17%	8.02%	7.26%
Book value per common share	$18.85	$18.55	$17.08
Tangible book value per common share	$17.91	$17.58	$15.73
Nonperforming assets to total assets	1.28%	1.38%	1.42%

The following were items impacting the second quarter operating results as compared to the same quarter in 2018 and the financial condition results compared to December 31, 2018:

Interest income – Total interest income increased $921,000 (9%) during the quarter. The increase is primarily driven by higher interest rates on earning assets when compared to the prior year quarter. The average balance of interest-earning assets decreased $0.7 million (< 1%), while the yield on average interest earning assets increased 42 basis points to 5.03%. Compared to the second quarter of 2018, the average loan balance portfolio decreased $28.9 million, with loan yields increasing by 49 basis points to 5.43%. Loan accretion of $452,000 was recognized on loans acquired from Hometown compared to $455,000 in the same quarter in 2018.

Interest expense – Total interest expense increased $1,042,000 (43%) during the quarter primarily driven by higher interest rates on all deposit accounts. The liquidity challenges among institutions in our markets have created significant competitive pressures on deposit rates. The average balance of interest-bearing liabilities decreased $9.1 million (1%), while the average cost of interest-bearing liabilities increased 55 basis points to 1.79%. To fund its asset growth and maintain prudent liquidity levels going forward, the Company will continue to utilize a cost-effective mix of retail and commercial core deposits along with non-core, wholesale funding.

See the Analysis of Net Interest Income and Margin table below for the first quarter.

Asset Quality, Provision for Loan Loss Expense and Allowance for Loan Losses – The Company’s nonperforming assets decreased to $12.5 million as of June 30, 2019, compared to $14.2 million as of December 31, 2018.

Based on its reserve analysis and methodology, the Company recorded a provision for loan loss expenses during the quarter of $100,000 compared to $500,000 recorded during the prior year quarter. At June 30, 2019, the allowance for loan losses of $7.7 million was 1.01% of gross loans outstanding (excluding mortgage loans held for sale), compared to 1.02% reserved as of December 31, 2018.

In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through the acquisition of Hometown were recorded at fair value; therefore, there was no allowance associated with Hometown’s loans at acquisition. Management continues to evaluate the allowance needed on the acquired Hometown loans factoring in the net remaining discount of $1.6 million at June 30, 2019.

Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Bank’s existing loan portfolio.

Non-interest Income – Non-interest income decreased $21,000 (1%) during the quarter compared to the same quarter in 2018. This was primarily due to a reduction in service charge income of $133,000 (24%), and a decline in both income from the sale of mortgage loans of $55,000 (9%) and realized gains on foreclosed assets of $36,000 (47%) when compared to 2018. Offsetting these items were increased gains realized from the sale of available-for-sale securities of $89,000 (860%) and an increase of $79,000 (17%) from interchange and related debit card income when compared to the same period in 2018.

Non-interest Expense – Non-interest expenses decreased $3,397,000 (33%) compared to the same period in 2018. This was primarily due to merger expenses decreasing from the prior year quarter by $3,170,000 (99%).    Other decreases noted were in salaries and employee benefits of $149,000 (4%) and data processing expenses of $44,000 (10%), respectively, both due to efficiencies gained following the merger. Core deposit intangible expense decreased $101,000 (46%) compared to 2018. The primary increase in this category was in occupancy expenses of $69,000 (7%) due to additional leasehold improvement expenses and facility upgrades incurred after the Hometown acquisition.

Capital – At June 30, 2019, stockholders’ equity increased to $83.7 million compared to $80.5 million at December 31, 2018. On a per common share basis, tangible book value increased to $17.91 at June 30, 2019 as compared to $17.18 as of December 31, 2018.

From a regulatory capital standpoint, all capital ratios for the Bank remain strong and above regulatory requirements.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Gains (losses) on sales of investment securities
●	Gains (losses) on foreclosed assets held for sale
●	Provision for loan loss expense
●	Provision for income taxes
●	Merger costs

A reconciliation of the Company’s net income to its operating income for the three and six months ended June 30, 2019 and 2018 is set forth below.

	Quarter ended		Six months ended
	June 30		June 30
	2019	2018	2019	2018
	(Dollar amounts are in thousands)
Net income (loss)	$2,429	$(343)	$4,549	$1,013

Add back:
Provision for income taxes	429	(454)	804	(160)
Income before income taxes	2,858	(797)	5,353	853

Add back/(subtract):
Net loss (gain) on investment securities	(79)	10	(48)	7
Net gain on foreclosed assets held for sale	(40)	(76)	(21)	(121)
Merger costs	22	3,192	39	3,420
Provision for loan losses	100	500	100	725
	3	3,626	70	4,031

Operating income	$2,861	$2,829	$5,423	$4,884

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has 16 full-service branches in Greene, Christian, Jasper and Newton Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass and TransFund ATM networks which provide its customers surcharge free access to over 32,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights

Operating Data:	Quarter ended		Six months ended
	June 30,		June 30,
	2019	2018	2019	2018
	(Dollar amounts are in thousands, except per share data)
Total interest income	$11,300	$10,379	$22,397	$18,335
Total interest expense	3,449	2,407	6,771	4,332
Net interest income	7,851	7,972	15,626	14,003
Provision for loan losses	100	500	100	725
Net interest income after provision for loan losses	7,751	7,472	15,526	13,278
Noninterest income
Service charges	419	552	821	869
Gain on sale of loans held for sale	562	617	988	997
Gain on sale of Small Business Administration loans	247	225	497	396
Net gain (loss) on foreclosed assets	40	76	21	121
Other income	665	484	1,170	890
	1,933	1,954	3,497	3,273
Noninterest expense
Salaries and employee benefits	3,953	4,102	7,912	7,275
Occupancy	1,107	1,038	2,240	1,808
Merger costs	22	3,192	39	3,420
Amortization of core deposit intangible	119	220	238	220
Other expense	1,625	1,671	3,241	2,975
	6,826	10,223	13,670	15,698
Income before income taxes	2,858	(797)	5,353	853
Provision for income taxes	429	(454)	804	(160)
Net income	$2,429	$(343)	$4,549	$1,013
Net income per common share-basic	$0.55	$(0.08)	$1.02	$0.23
Net income per common share-diluted	$0.54	$(0.08)	$1.01	$0.23

Annualized return on average assets	1.00%	-0.14%	0.95%	0.23%
Annualized return on average equity	11.62%	-1.48%	11.05%	2.42%
Net interest margin	3.49%	3.54%	3.50%	3.43%
Efficiency ratio	69.77%	102.99%	71.49%	90.87%

Financial Condition Data:	As of
	June 30,	December 31,
	2019	2018
Cash and cash equivalents	$53,026	$34,122
Available-for-sale securities	95,031	86,266
Loans, net of allowance for loan losses 6/30/2019 - $7,671; 12/31/2018 - $7,996	753,105	779,815
Goodwill	1,435	1,435
Core deposit intangible	2,742	2,981
Premises and equipment, net	19,736	20,095
Lease right-of-use assets	9,335	-
Bank owned life insurance	20,423	20,198
Other assets	22,611	20,226
Total assets	$977,444	$965,138

Deposits	$802,478	$749,619
Advances from correspondent banks	50,000	105,300
Subordinated debentures	21,717	21,761
Other borrowed funds	5,000	5,000
Lease liabilities	9,365	-
Other liabilities	5,146	2,979
Total liabilities	893,706	884,659
Stockholders' equity	83,738	80,479
Total liabilities and stockholders' equity	$977,444	$965,138
Common equity to assets ratio	8.57%	8.34%
Tangible common equity to tangible assets ratio (1)	8.17%	7.92%
Book value per common share	$18.85	$18.18
Tangible book value per common share (2)	$17.91	$17.18
Nonperforming assets	$12,475	$14,209

(1) Total Assets less Goodwill and Core Deposit Intangible divided by Tangible Stockholders’ Equity

(2) Stockholders’ Equity less Goodwill and Core Deposit Intangible divided by Common Shares Outstanding

Analysis of Net Interest Income and Margin
	Three months ended 6/30/2019			Three months ended 6/30/2018
	Average Balance	Interest	Yield / Cost	Average Balance	Intrest	Yield / Cost
ASSETS
Interest-earning:
Loans	$768,176	$10,395	5.43%	$797,034	$9,819	4.94%
Investment securities	96,422	681	2.83%	88,755	493	2.23%
Other assets	37,253	224	2.41%	16,725	67	1.61%
Total interest-earning	901,851	11,300	5.03%	902,514	10,379	4.61%
Noninterest-earning	68,080			64,965
	$969,931			$967,479
LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing:
Savings accounts	$40,598	32	0.32%	$43,012	26	0.24%
Transaction accounts	417,536	1,551	1.49%	425,153	1,126	1.06%
Certificates of deposit	234,515	1,216	2.08%	211,246	568	1.08%
FHLB advances	51,677	289	2.24%	77,991	406	2.09%
Other borrowed funds	5,000	64	5.13%	1,109	4	0.00%
Subordinated debentures	21,731	297	5.48%	21,651	277	5.13%
Total interest-bearing	771,057	3,449	1.79%	780,162	2,407	1.24%
Noninterest-bearing	115,033			94,344
Total liabilities	886,090			874,506
Stockholder' equity	83,841			92,973
	969,931			967,479
Net earning balance	$130,794			122,352
Earning yield less costing rate			3.24%			3.38%
Net interest income, and net yield spread on interest earning assests		$7,851	3.49%		$7,972	3.54%
Ratio of interest-earning assets to interest-bearing liabilities		117%			116%